FOR IMMEDIATE RELEASE:                  CONTACT:  Michael F. Brigham
---------------------                             President and Chief Executive
October 3, 2002                                   Officer
                                                  (207) 878-2770 Ext. 3106

                  IMMUCELL ACCEPTS OFFER FOR EARLY TERMINATION
                               OF PRODUCT LICENSE

PORTLAND, Maine - October 3, 2002 -- IMMUCELL CORPORATION (NASDAQ: ICCC) today announced an agreement to accept $930,000 in consideration of the early termination of a product license covering the sale and distribution of the Kamar(R) Heatmount(R) Detector product, thereby returning the product to Kamar, Inc. of Steamboat Springs, CO.

ImmuCell has marketed this product since 1988 under an exclusive license that was set to expire on December 31, 2004. The value of the deal approximates the expected net contribution from the product over the remaining 27 months of the license term. The licensed product comprised 39% and 52% of the Company's product sales for the twelve month period ended December 31, 2001 and the six month period ended June 30, 2002, respectively.

As of October 1, 2002, Kamar, Inc. assumed all distribution and marketing responsibilities for the product. ImmuCell received $200,000 on closing and the remaining balance is due within thirty days. The balance due is collateralized by a trademark security agreement. The Company expects to recognize the proceeds as other income in the fourth quarter of 2002.

"Having concluded that no further extensions of the license term beyond 2004 would be possible, we decided to accept this payment now and move forward with our proprietary products," commented Michael F. Brigham, president and chief executive officer. "This product was a material contributor to ImmuCell's early years, but our future growth will be determined, in large part, by the success of our efforts to develop, acquire and market proprietary products for the dairy and beef industry."

In 2001, annual sales of ImmuCell's proprietary scours preventative product, First Defense(R), exceeded sales of the licensed product for the first time. The gross margin on sales of First Defense is greater than the margin on sales of the licensed product.

ImmuCell Corporation is a biotechnology company dedicated to benefiting its employees and shareholders through innovative and proprietary products that improve animal health and productivity in the dairy and beef industry. In addition to operating a profitable animal health business, the Company has demonstrated preliminary efficacy in an open label, Phase I/II efficacy study of DiffGAM, an alternative to antibiotics in the treatment and/or prevention of CLOSTRIDIUM DIFFICILE-associated diarrhea in humans. Certain nutritional rights to the DiffGAM technology have been licensed to a corporate partner. ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.ImmuCell.com.

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